FOR IMMEDIATE RELEASE:

FOR ADDITIONAL INFORMATION:
Steve Khoshabe, Executive Vice-President/CFO      Spencer Maus, Director
United Financial Mortgage Corp.                   Dresner Corporate Services
630-571-7222                                      312-726-3200, ext. 205
www.ufmc.com                                      smaus@dresnerco.com
sk.ufmc.com

    United Financial Mortgage Corp. Reports Record 3rd Quarter Earnings
              on Record Revenues:
         Nine Months Results at Record Levels

Oak Brook, IL-March 16, 1999-United Financial Mortgage Corp. (CHX: "UFM") today reported record revenues and net income for both the fiscal 1999 3rd quarter and the first nine months, ended January 31, 1999. Third-Quarter revenues of $2,872,618 increased 61 percent from $1,788,527 for the fiscal 1998 third quarter. Unaudited net income also rose over the prior year's third quarter, reaching a record $486,809 compared with $26,635 for the fiscal 1998 third quarter. Fully diluted net income per share climbed to $0.115 versus $0.079 per share a year ago, (EPS based on 4.2 million shares, diluted for Q3 1999 and 3.3 million for Q3, 1998). Basic net income per share was $0.1248 compared with $0.0085 per share for the fiscal 1998 third quarter.

Record Nine Months Revenues and Net Income
Nine months revenues grew 53 percent to $8,167,477 from $5,316,194. Net Income reached $562,421 more than double the $215,189 reported for the first nine months of fiscal 1998. On a per share basis, the Company earned $0.1365 per fully dilluted share versus $0.0644 per fully diluted share a year earlier.
Net income per basic share was $0.1478 compared with $0.0694.

Mr. Joseph Khoshabe, President of United Financial stated "Our record performance for both the fiscal 1999 third quarter and first nine months reflects the soundness of our strategy in key residential mortgage markets. Entering the fourth quarter, we see the possibility of the interest rate environment changing, which may affect loan volume and revenues; however, we remain cautiously optimistic that our strategy will benefit our shareholders in q4 1999 and fiscal 2000."

United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculated mortgage payments, and apply on-line for a mortgage.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intened to be covered by the safe harbors created hereby. Statements in this release that are not strictly historical are "forward-looking" statements that are subject to risk and and uncertainty. Investors are cautioned that all "forward-looking" statements contained herein may not be reasonable and assumptions could be inaccurate, and should not be construed, considered or assumed as guarantees. The inclusion of such information should not be regarded as a representation or guarantee, by the Company, or any other person that the objectives and plans, stated herein, will be achieved. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings. Unknown factors could cause actual results to differ as well as other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its prospectus, 10K and 10Q filings.